UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2008

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-276-0477

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2008, Digital Angel Corporation (the “Company”) entered into a Stock Purchase Agreement with Sterling Hallmark, Inc., a California corporation (“Sterling”), whereby the Company sold all the issued and outstanding stock of Computer Equity Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“CEC”), to Sterling (the “Sale”). As a result of the Sale, Sterling indirectly acquired Government Telecommunications, Inc., a Virginia corporation and a wholly-owned subsidiary of CEC (“GTI”).

Under the terms of the agreement, Sterling paid the Company $600,000 — $400,000 in cash and a secured promissory note in the principal amount of $200,000. The secured promissory note is due in full on August 1, 2008. Intercompany loans between CEC, GTI and the Company were forgiven by the parties. Also, the shares of CEC and GTI that were pledged by the Company to Kallina Corporation pursuant to the Stock Pledge Agreement dated August 31, 2007 and Laurus Master Fund, Ltd. pursuant to the Stock Pledge Agreement dated August 24, 2006 to secure the Company’s obligations were released by such lenders and are now pledged to the Company in connection with the secured promissory note.

In connection with the Sale, GTI, the Company and Verizon Federal Inc. entered into an amendment (“Amendment”) to the Confidential Settlement Agreement and Release entered into by the same parties on December 19, 2007 (“Settlement Agreement”). The Amendment, among other things, released the Company from its guaranty of GTI’s obligations under the Settlement Agreement (“Guaranty”) in exchange for $1.5 million paid by Sterling to Verizon Federal Inc. as partial consideration for the Sale. Therefore, as a result of the Sale and the Amendment, the Company is no longer liable for GTI’s obligations under the Settlement Agreement, as amended.

In addition, the Company and Sterling entered into a Noncompetition and Confidentiality Agreement, whereby the Company is prohibited, among other things, from engaging in certain competing business activities and soliciting Sterling’s customers and employees for a period of two years.

As a result of the Sale, the Company expects to record a gain of approximately $3 million. The gain will be included in the Company’s results from discontinued operations.

The foregoing descriptions of the Stock Purchase Agreement, Amendment to Confidential Settlement Agreement and Release and the Noncompetition and Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Stock Purchase Agreement, Amendment to Confidential Settlement Agreement and Release and the Noncompetition and Confidentiality Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

See the disclosure regarding the release of the Company’s Guaranty in Item 1.01 above.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 10, 2008, the Company completed the Sale of its wholly-owned subsidiary CEC to Sterling. CEC provides voice, data and video telecommunications products and services. See the disclosure regarding the Sale in Item 1.01 above.

Unaudited pro forma condensed financial information showing how the Sale might have affected the historical consolidated financial statements of the Company if the sale had been consummated on March 31, 2008 are filed herewith as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

99.1	Pro forma financial information of the Company as of March 31, 2008

(d) Exhibits.

10.1	Stock Purchase Agreement dated July 10, 2008 between Digital Angel Corporation and Sterling Hallmark, Inc.

10.2	Amendment to Confidential Settlement Agreement and Release dated July 10, 2008 between Verizon Federal Inc., Government Telecommunications, Inc. and Digital Angel Corporation

10.3	Noncompetition and Confidentiality Agreement dated July 10, 2008 between Digital Angel Corporation and Sterling Hallmark, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: July 16, 2008

By: /s/ Lorraine M. Breece
Name: Lorraine M. Breece
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit	Page
10.1	Stock Purchase Agreement dated July 10, 2008 between Digital Angel Corporation and Sterling Hallmark, Inc.
10.2	Amendment to Confidential Settlement Agreement and Release dated July 10, 2008 between Verizon Federal Inc., Government Telecommunications, Inc. and Digital Angel Corporation
10.3	Noncompetition and Confidentiality Agreement dated July 10, 2008 between Digital Angel Corporation and Sterling Hallmark, Inc.
99.1	Pro forma financial information of the Company as of March 31, 2008

5